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NEWS RELEASE                                                 [FLAG Telecom Logo]

CONTACTS
FLAG TELECOM
John Draheim, VP Corporate Services
(+44 20 7317 0826)
Jdraheim@flagtelecom.com

FLAG TELECOM
David Morales, VP Corporate Finance &
Investor Relations
(+44 20 7317 0837)
Dmorales@flagtelecom.com



 FLAG TELECOM FILES PLAN OF REORGANIZATION; ANNOUNCES INTENTION TO EMERGE FROM CHAPTER 11 AND RELATED PROCEEDINGS WITH ITS GLOBAL NETWORK INTACT BY SEPTEMBER
                                      2002


HAMILTON, BERMUDA - JULY 3, 2002 - FLAG Telecom Holdings Limited (OTC:FTHLQ, LSE:FTL), together with its subsidiaries that have filed in U.S. Bankruptcy Court under Chapter 11 ("FLAG Telecom"), announced today that it has filed a Plan of Reorganization (the "Plan") and related Disclosure Statement in the U.S. Bankruptcy Court for the Southern District of New York (the "Court"). FLAG Telecom believes that it has achieved an agreement in principle among its principal creditors to support the main economic provisions of the Plan.

The Company believes that it can emerge from Chapter 11 and related proceedings by September 2002 with its global network intact, with a major reduction of its financial indebtedness and a reduced operating expense level that will still enable FLAG Telecom to service its customers. This timing assumes that the requisite procedural steps can be accomplished on the schedule anticipated by FLAG Telecom, and that the Plan receives the requisite support from creditor groups and is confirmed by the Court, and that the Schemes of Arrangement in the parallel proceedings in Bermuda can be concluded on a similar time schedule.

The reorganized holding company ("Reorganized FLAG Holdings") would have new shareholders as summarized below, whereas current equity holders of FLAG Telecom Holdings Limited would receive no consideration under the Plan.


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Highlights of the filed Plan of Reorganization are as follows:

      1. Holders of FLAG Telecom Holdings' 11 5/8% Senior Notes would receive $245 million in cash, a $45 million promissory note (callable at $30 million for 18 months) and 5% of the common stock of Reorganized FLAG Holdings.

      2. Holders of FLAG Limited's 8 1/4% Notes would receive approximately 63% of the common stock of Reorganized FLAG Holdings.

      3. Bank lenders under a credit facility previously extended to FLAG Atlantic Limited would receive approximately 26% of the common stock of Reorganized FLAG Holdings.

      4. Certain significant trade creditors, such as Alcatel, Reach and Ciena, would have their agreements with FLAG amended and assumed and would receive other consideration which would include notes and common stock of Reorganized FLAG Holdings and cash, as detailed in the Plan.

      5. Trade creditors of FLAG Telecom's entities other than FLAG Atlantic Holdings and its debtor subsidiaries would receive such treatment agreed to with FLAG, or reinstatement of their claims or payment in full.

      6. Trade creditors (other than Alcatel) of FLAG Atlantic Holdings and those of its subsidiaries which are debtors in the proceedings would receive only their pro rata rights to preference actions.

Stefan Feuerabendt, Managing Director of the The Blackstone Group, financial advisor to FLAG Telecom, observed "FLAG Telecom has worked diligently in intensive and complicated negotiations with representatives of all of its major creditor groups to present this Plan to the Court today. Upon confirmation of this Plan, FLAG Telecom will have very significantly reduced its financial obligations. When combined with the Company's constructive operating plan, the deleveraging of FLAG Telecom's balance sheet will leave the Company with a materially improved financial position."


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                                      # # #

ABOUT THE FLAG TELECOM GROUP
The FLAG Telecom Group is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. On April 12 and April 23, 2002, FLAG Telecom Holdings Limited and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Also, FLAG Telecom Holdings Limited and the other companies continue to operate their businesses as Debtors In Possession under Chapter 11 protection. FLAG Telecom Holdings Limited and certain of its Bermuda-registered subsidiaries - FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited - filed parallel proceedings in Bermuda to seek the appointment of provisional liquidators to obtain a moratorium to preserve the companies from creditor actions. Provisional liquidators were appointed and part of their role is to oversee and liaise with the directors of the companies in effecting a reorganization under Chapter 11. Recent news releases and further information are on FLAG Telecom's website at: www.flagtelecom.com.


FORWARD-LOOKING STATEMENTS

STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE "FORWARD-LOOKING" STATEMENTS AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS LOOK FOR WORDS LIKE "BELIEVES", "EXPECTS", "MAY", "WILL", "SHOULD", "SEEKS", "INTENDS", "PLANS", "PROJECTS", "ESTIMATES", OR "ANTICIPATES" AND SIMILAR WORDS AND PHRASES. THESE, AND ALL FORWARD-LOOKING STATEMENTS, ARE BASED ON CURRENT EXPECTATIONS AND NECESSARILY ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS WHICH INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO EMERGE FROM CHAPTER 11 AND RELATED PROCEEDINGS BY SEPTEMBER 2002 WITH A REDUCED LEVEL OF FINANCIAL DEBT, REDUCED OPERATING EXPENSE LEVEL, IMPROVED FINANCIAL POSITION AND DELEVERAGED BALANCE SHEET; AND THAT THE PLAN OF REORGANIZATION AND SCHEMES OF ARRANGEMENTS WOULD RECEIVE SUPPORT FROM CREDITOR GROUPS AND APPROVED BY BOTH THE U.S. BANKRUPTCY COURT AND BERMUDA COURT; THERE CAN BE NO GUARANTEE THAT THE COMPANY COULD IDENTIFY A MARKET MAKER AND OBTAIN BERMUDA BANKRUPTCY COURT'S APPROVAL TO VALIDATE ANY TRANSFER OF THE COMPANY'S SHARES AND THE TIMELINESS THEREOF; THERE ARE ALSO RISKS ASSOCIATED WITH DEBT SERVICE REQUIREMENTS AND INTEREST RATE FLUCTUATIONS AS WELL AS THE COMPANY'S FINANCIAL LEVERAGE. MORE DETAILED INFORMATION ABOUT THESE RISKS IS CONTAINED IN THE COMPANY'S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AS WELL AS THE PLAN OF REORGANIZATION. THE COMPANY AND ITS ADVISORS CAUTION READERS NOT TO RELY ON FORWARD-LOOKING STATEMENTS, AND THE COMPANY AND ITS ADVISORS DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.


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